Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2014 RESULTS, 2015 EARNINGS GUIDANCE AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET FOR 2015
Updates 2014 earnings guidance and provides forecasted 2014 - 2023 capital expenditures

MADISON, Wis. - November 6, 2014 - Alliant Energy Corporation (NYSE: LNT) today announced consolidated unaudited earnings per share (EPS) from continuing operations for the three and nine months ended September 30 as follows:

	Three Months		Nine Months
	2014	2013	2014	2013
Utilities and Corporate Services	$1.50	$1.56	$2.90	$2.69
Non-regulated and Parent	(0.10)	(0.13)	0.04	—
Alliant Energy Consolidated	$1.40	$1.43	$2.94	$2.69

“This quarter, we continued to produce solid financial and operational results. With three quarters of the year behind us, I am pleased to report that our weather normalized earnings are in-line with our original 2014 earnings guidance. However, taking into account the $0.08 per share positive weather impact year-to-date, we have increased the midpoint of our 2014 earnings guidance,” said Patricia Kampling, Alliant Energy Chairman, President and CEO.

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.50 per share from continuing operations in the third quarter of 2014, which was $0.06 per share lower than the third quarter of 2013. The primary drivers of lower EPS in the third quarter of 2014 when compared to the third quarter of 2013 were retail electric customer billing credits at Interstate Power and Light Company (IPL), lower quarter-over-quarter electric sales attributed to weather, higher energy efficiency cost recovery amortizations at Wisconsin Power and Light Company (WPL), and higher depreciation expense at both IPL and WPL. These negative earnings drivers were partially offset by lower capacity charges related to the IPL Duane Arnold Energy Center (DAEC) and WPL Kewaunee Nuclear Power Plant (Kewaunee) purchased power agreements.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated ($0.10) of losses per share from continuing operations in the third quarter of 2014, which was a $0.03 per share improvement when compared to the third quarter of 2013. The timing of tax expense at the parent contributed to the higher quarter-over-quarter earnings.

Details regarding EPS from continuing operations variances between the third quarters of 2014 and 2013 for Alliant Energy’s operations are as follows:

	Q3 2014	Q3 2013	Variance
Utilities and Corporate Services:
Lower capacity charges related to DAEC purchased power agreement at IPL	$—	($0.23)	$0.23
Retail electric customer billing credits at IPL	(0.14)	—	(0.14)
Estimated weather impact on electric sales	(0.06)	0.07	(0.13)
Lower capacity charges related to Kewaunee purchased power agreement at WPL	—	(0.09)	0.09
Higher energy efficiency cost recovery amortizations at WPL	(0.06)	(0.03)	(0.03)
Higher depreciation expense at IPL and WPL			(0.03)
Other			(0.05)
Total Utilities and Corporate Services			($0.06)
Non-regulated and Parent:
Effective tax rate adjustments at Parent (timing between quarters)	($0.12)	($0.14)	$0.02
Other			0.01
Total Non-regulated and Parent			$0.03

Retail electric customer billing credits at IPL - In September 2014, IPL received an order from the Iowa Utilities Board (IUB) approving a settlement agreement and joint motion to extend IPL’s Iowa retail electric base rate freeze through 2016 and provide retail electric customer billing credits of $105 million in aggregate, by targeting credits of $70 million in 2014, $25 million in 2015 and $10 million in 2016. IPL began crediting customer bills in May 2014.

Estimated weather impact on electric sales - The impact of the cooler than normal weather on Alliant Energy’s electric sales in the third quarter of 2014, compared to normal weather, was estimated to be a $0.06 per share decrease in electric margin. By comparison, the net impact of the warmer than normal weather on Alliant Energy’s electric sales in the third quarter of 2013 was estimated to be a $0.07 per share increase in electric margin.

2014 Earnings Guidance

Alliant Energy is narrowing and increasing the midpoint of its 2014 earnings per share guidance, primarily due to year-to-date positive impacts on sales caused by weather, as follows:

	Revised	Previous
Utilities and Corporate Services	$3.30 - $3.40	$3.20 - $3.40
Non-regulated and Parent	0.10 - 0.15	0.05 - 0.15
Alliant Energy Consolidated	$3.40 - $3.55	$3.25 - $3.55

Drivers for Alliant Energy’s 2014 revised earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to continue to earn their authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions for the remainder of the year in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Consolidated effective tax rate of 12%

The 2014 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, impacts from the sale of the Minnesota distribution assets, future changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in U.S. generally accepted accounting principles (GAAP) and tax methods of accounting that may impact the reported results of Alliant Energy.

2015 Earnings Guidance

Alliant Energy is issuing the following earnings per share guidance for 2015:

Utilities, American Transmission Company and Corporate Services	$3.40 - $3.60
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$3.45 - $3.75

Drivers for Alliant Energy’s 2015 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure and financing plans

•	Projected retirement plan valuations at December 31, 2014

•	Consolidated effective tax rate of 17%

The 2015 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, impacts from the sale of the Minnesota distribution assets, future changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“The growth in earnings between 2014 and 2015 is consistent with our projected long-term annual earnings growth rate of 5 to 7%,” said Kampling. “The increase in utility investments is a major driver of the earnings growth, and was incorporated into the rate base calculations for the IPL and WPL retail electric base rate freezes approved through 2016.”

2015 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved an 8% increase, or $0.16 per share, to its 2015 expected annual common stock dividend target of $2.20 per share from the current annual common stock dividend target of $2.04 per share. Payment of the 2015 quarterly dividend is subject to the actual dividend declaration by the Board of Directors, which is expected in January 2015 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2014 through 2018, which total $5.2 billion, as follows (in millions). The table below includes WPL’s proposed 650 megawatt Riverside Energy Center expansion, which has an estimated total cost of $725 million to $775 million. In addition, Alliant Energy currently projects aggregate capital expenditures of $4.8 billion for 2019 through 2023, excluding allowance for funds used during construction (AFUDC) and capitalized interest, if applicable.

	2014	2015	2016	2017	2018
Utility (a):
Generation:
IPL’s Marshalltown Generating Station	$190	$295	$180	$15	$—
WPL’s proposed Riverside Energy Center expansion	—	10	195	315	215
Environmental compliance	205	165	90	60	100
Maintenance and performance improvements	150	135	165	160	115
Distribution:
Electric systems	270	255	270	305	295
Gas systems	75	115	115	135	145
Other	20	50	50	45	40
Total utility	910	1,025	1,065	1,035	910
Corporate Services and other non-utility (b)	70	50	35	35	45
	$980	$1,075	$1,100	$1,070	$955

(a)	Cost estimates represent Alliant Energy’s estimated portion of total escalated construction expenditures and exclude AFUDC, if applicable.

(b)	Cost estimates represent total escalated construction and acquisition expenditures and exclude capitalized interest.

Earnings Conference Call

A conference call to review the third quarter 2014 results, updated 2014 earnings guidance, 2015 earnings guidance, 2015 common stock dividend target and projected capital expenditures is scheduled for Friday, November 7th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Senior Vice President and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 14, 2014, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 418,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of fuel costs, operating costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s retail electric base rate freeze in Iowa during 2014 through 2016;

•	the impact of WPL’s retail electric and gas base rate freeze in Wisconsin during 2015 and 2016;

•	weather effects on results of utility operations, including impacts of temperature changes in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the impact of distributed generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer-owned generation on sales volumes and margins;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plan, including unanticipated issues with new emission controls equipment for various coal-fired EGUs of IPL and WPL, IPL’s construction of the Marshalltown Generating Station, WPL’s proposed Riverside Energy Center expansion, various replacements and expansion of IPL’s and WPL’s natural gas distribution systems, Resources’ selling price of the electricity output from its Franklin County wind project, the potential decommissioning of certain EGUs of IPL and WPL, and the anticipated sales of IPL’s electric and gas distribution assets in Minnesota;

•
issues related to the availability of EGUs and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for utility services and their ability to pay their bills;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the Sierra Club and the U.S. Environmental Protection Agency (EPA), future changes in environmental laws and regulations, including the EPA’s recently issued proposed regulations for carbon dioxide emissions reductions from existing fossil-fueled EGUs under Section 111(d) of the Clean Air Act, and litigation associated with environmental requirements;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of natural gas distribution systems, such as leaks, explosions and mechanical problems, and compliance with natural gas distribution safety regulations, such as those that may be issued by the Pipeline and Hazardous Materials Safety Administration;

•
impacts of future tax benefits from deductions for repairs expenditures and allocation of mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•
any material post-closing adjustments related to any past asset divestitures, including the sale of RMT, Inc., which could result from, among other things, warranties, parental guarantees or litigation;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable EGUs and risks related to recovery of resulting incremental costs through rates;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of performance-based compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies, including a new revenue recognition standard;

•	the impact of changes to production tax credits for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•
the ability to successfully complete tax audits, changes in tax accounting methods, including changes required by new tangible property regulations, and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2014 Earnings Guidance” and “2015 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2014 and 2015 earnings guidance, 2015 annual common stock dividend target, and 2014 through 2023 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three and nine months ended September 30:

	Three Months
	EPS		Income (Loss) (in millions)
	2014	2013	2014	2013
IPL	$0.92	$0.99	$102.5	$110.0
WPL	0.56	0.55	61.6	61.3
Corporate Services	0.02	0.02	2.2	1.8
Subtotal for Utilities and Corporate Services	1.50	1.56	166.3	173.1
Non-regulated and Parent	(0.10)	(0.13)	(11.1)	(14.2)
Earnings from continuing operations	1.40	1.43	155.2	158.9
Loss from discontinued operations	(0.02)	(0.01)	(1.9)	(1.3)
Alliant Energy Consolidated	$1.38	$1.42	$153.3	$157.6

	Nine Months
	EPS		Income (Loss) (in millions)
	2014	2013	2014	2013
IPL	$1.48	$1.40	$164.3	$155.1
WPL	1.36	1.24	151.0	137.7
Corporate Services	0.06	0.05	6.3	5.1
Subtotal for Utilities and Corporate Services	2.90	2.69	321.6	297.9
Non-regulated and Parent	0.04	—	3.7	(0.2)
Earnings from continuing operations	2.94	2.69	325.3	297.7
Loss from discontinued operations	(0.02)	(0.05)	(2.2)	(4.9)
Alliant Energy Consolidated	$2.92	$2.64	$323.1	$292.8

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$771.2	$798.1	$2,090.9	$2,043.4
Gas	47.2	39.8	364.8	310.5
Other	12.2	17.4	50.6	52.4
Non-regulated	12.5	11.3	39.9	37.9
	843.1	866.6	2,546.2	2,444.2
Operating expenses:
Utility:
Electric production fuel and energy purchases	230.7	205.4	658.7	542.5
Purchased electric capacity	0.1	58.6	24.9	167.6
Electric transmission service	114.0	110.5	333.6	313.8
Cost of gas sold	21.8	14.3	228.7	181.2
Other operation and maintenance	156.7	156.3	478.4	453.7
Non-regulated operation and maintenance	2.3	3.1	5.4	8.4
Depreciation and amortization	97.1	92.1	288.4	277.4
Taxes other than income taxes	25.6	24.9	75.8	74.3
	648.3	665.2	2,093.9	2,018.9
Operating income	194.8	201.4	452.3	425.3
Interest expense and other:
Interest expense	44.6	42.5	134.9	127.6
Equity income from unconsolidated investments, net	(11.5)	(11.1)	(34.2)	(32.7)
Allowance for funds used during construction	(8.3)	(8.5)	(25.8)	(21.1)
Interest income and other	(0.2)	(0.6)	(1.8)	(1.7)
	24.6	22.3	73.1	72.1
Income from continuing operations before income taxes	170.2	179.1	379.2	353.2
Income taxes	12.4	17.6	46.2	40.2
Income from continuing operations, net of tax	157.8	161.5	333.0	313.0
Loss from discontinued operations, net of tax	(1.9)	(1.3)	(2.2)	(4.9)
Net income	155.9	160.2	330.8	308.1
Preferred dividend requirements of subsidiaries	2.6	2.6	7.7	15.3
Net income attributable to Alliant Energy common shareowners	$153.3	$157.6	$323.1	$292.8
Weighted average number of common shares outstanding (basic and diluted)	110.8	110.8	110.8	110.8
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$1.40	$1.43	$2.94	$2.69
Loss from discontinued operations, net of tax	(0.02)	(0.01)	(0.02)	(0.05)
Net income	$1.38	$1.42	$2.92	$2.64
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$155.2	$158.9	$325.3	$297.7
Loss from discontinued operations, net of tax	(1.9)	(1.3)	(2.2)	(4.9)
Net income attributable to Alliant Energy common shareowners	$153.3	$157.6	$323.1	$292.8
Dividends declared per common share	$0.51	$0.47	$1.53	$1.41

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2014	December 31, 2013
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant, net of accumulated depreciation	$7,607.1	$7,147.3
Utility construction work in progress	639.1	677.9
Other property, plant and equipment, net of accumulated depreciation	517.4	501.3
Current assets:
Cash and cash equivalents	11.0	9.8
Other current assets	951.3	1,001.4
Investments	343.3	329.6
Other assets	1,524.8	1,445.1
Total assets	$11,594.0	$11,112.4
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,435.6	$3,281.4
Cumulative preferred stock of IPL	200.0	200.0
Noncontrolling interest	1.7	1.8
Long-term debt, net (excluding current portion)	2,799.5	2,977.8
Total capitalization	6,436.8	6,461.0
Current liabilities:
Current maturities of long-term debt	492.8	358.5
Commercial paper	353.8	279.4
Other current liabilities	895.3	795.4
Other long-term liabilities and deferred credits	3,415.3	3,218.1
Total capitalization and liabilities	$11,594.0	$11,112.4

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in millions)
Cash flows from operating activities	$763.9	$643.1
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(587.4)	(524.4)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(45.1)	(35.9)
Proceeds from Franklin County wind project cash grant	—	62.4
Other	(7.9)	(15.3)
Net cash flows used for investing activities	(640.4)	(513.2)
Cash flows used for financing activities:
Common stock dividends	(169.3)	(156.2)
Payments to redeem preferred stock of IPL and WPL	—	(211.0)
Proceeds from issuance of preferred stock of IPL	—	200.0
Payments to retire long-term debt	(47.7)	(0.8)
Net change in commercial paper	74.4	34.8
Other	20.3	(0.2)
Net cash flows used for financing activities	(122.3)	(133.4)
Net increase (decrease) in cash and cash equivalents	1.2	(3.5)
Cash and cash equivalents at beginning of period	9.8	21.2
Cash and cash equivalents at end of period	$11.0	$17.7

KEY FINANCIAL STATISTICS

	September 30, 2014	September 30, 2013
Common shares outstanding (000s)	110,936	110,944
Book value per share	$30.97	$29.44
Quarterly common dividend rate per share	$0.51	$0.47

KEY OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Utility electric sales (000s of MWh)
Residential	1,945	2,133	5,830	5,880
Commercial	1,643	1,760	4,820	4,808
Industrial	3,098	2,947	8,880	8,531
Retail subtotal	6,686	6,840	19,530	19,219
Sales for resale:
Wholesale	921	966	2,709	2,683
Bulk power and other	80	233	276	669
Other	34	29	112	112
Total	7,721	8,068	22,627	22,683
Utility retail electric customers (at September 30)
Residential	848,733	846,687
Commercial	138,890	138,495
Industrial	2,866	2,833
Total	990,489	988,015
Utility gas sold and transported (000s of Dth)
Residential	1,452	1,405	22,347	19,668
Commercial	1,746	1,736	15,458	13,888
Industrial	620	679	2,377	2,315
Retail subtotal	3,818	3,820	40,182	35,871
Transportation / other	14,910	15,385	46,521	44,879
Total	18,728	19,205	86,703	80,750
Utility retail gas customers (at September 30)
Residential	370,085	368,795
Commercial	45,624	45,491
Industrial	432	439
Total	416,141	414,725

Estimated margin increases (decreases) from impacts of weather (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Electric margins	($11)	$13	$7	$19
Gas margins	—	—	8	2
Total weather impact on margins	($11)	$13	$15	$21

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Normal (a)	2014	2013	Normal (a)
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	160	99	147	5,063	4,395	4,275
Madison, Wisconsin (WPL)	183	157	178	5,255	4,799	4,509
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	407	619	526	670	865	743
Madison, Wisconsin (WPL)	387	517	471	620	707	651

(a) HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.